Exhibit 4.39

Power of Attorney

Date: March 17, 2022

WHEREAS:

(1)

I, Xianxing CHEN (Exit-Entry Permit Number for Travelling to and from Hong Kong and Macao: ***) (the “Principal”), am a shareholder of Shanghai Wanwuxinsheng Environment Protection Technology Group Co., Ltd. (the “Company”);

(2)

The Company (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.), Shanghai Aihui Trading Co., Ltd. (the “Attorney-in-Fact”) and other shareholders of the Company entered into the Voting Poxy Agreement (the “Voting Proxy Agreement”) on August 31, 2012. I entered into the Joinder Agreement (the “Joinder Agreement”) with the Company and the Attorney-in-Fact on March 17, 2022, through which I entered into the Voting Proxy Agreement as a Principal;

(3)	For the sake of greater clarity, this Power of Attorney shall be deemed an “irrevocable power of attorney” required to be issued under the Voting Proxy Agreement.

NOW THEREFORE, I hereby irrevocably authorize and appoint the Attorney-in-Fact to exercise such rights and deal with such matters as set out below on my behalf during the term of this Power of Attorney:

The Attorney-in-Fact is hereby appointed and authorized as the only exclusive agent and attorney to exercise the following rights and deal with the following matters on my behalf with respect to my equity interests: 1) making decisions as a shareholder of the Company; 2) exercising all rights and discretions to which I am entitled under relevant PRC laws and the articles of association of the Company as a shareholder of the Company (including but not limited to determining the Company’s bonuses); 3) handling the sale, transfer, pledge or disposal of my equity interests in the Company (in all or in part), including but not limited to signing all necessary equity transfer documents or other documents for disposing of my equity interests and handling all necessary procedures on my behalf; 4) in my name and on my behalf, signing any resolutions and meeting minutes as a shareholder of the Company; 5) on my behalf, nominating, electing, designating, appointing and removing the legal representative, directors, supervisors, general manager, chief financial officer and other senior management personnel of the Company; 6) approving the amendment to the articles of association of the Company; and 7) other matters agreed in the Voting Proxy Agreement, if any. Without the written consent of the Attorney-in-Fact, I shall have no right to increase or decrease, transfer, re-pledge, or otherwise dispose of or change my equity interests in the Company. For the sake of greater clarity, the Attorney-in-Fact may commit any acts with respect to my equity interests based on its own judgment and without my oral or written instructions.

With respect to the Exclusive Technology Consulting and Management Service Agreement, the Option Purchase Agreement, the Business Operation Agreement, the Voting Proxy Agreement and the Share Pledge Agreement (including any and all subsequent amendments thereto and restatements thereof) executed by and among the Attorney-in-Fact, the Company and (or) me, the Attorney-in-Fact shall have the right to execute any supplemental agreement, ancillary document, amendment and (or) modification thereto or restatement thereof, and all other agreements and documents required to be executed by me as set forth therein, and shall promptly perform the obligations under the foregoing agreements and documents. The exercise of such right shall not constitute a restriction on any other form of authority granted hereunder.

All acts committed by the Attorney-in-Fact with respect to my equity interests shall be deemed to be my own acts, and all documents signed by the Attorney-in-Fact shall be deemed to have been signed by me. I hereby acknowledge all acts committed and documents signed by the Attorney-in-Fact with respect to my equity interests. During the term of this Power of Attorney, I hereby waive all rights with regard to my equity interests that have been granted to the Attorney-in-Fact hereunder, and will no longer exercise such rights.

I hereby agree that the Attorney-in-Fact shall have the right to sub-delegate one or more matters and rights delegated to it hereunder to any other person or entity without my prior written consent.

This Power of Attorney shall become effective as of the date it is signed. This Power of Attorney, upon entry into force, supersedes in its entirety any and all Original Powers of Attorney. As of the execution date hereof, this Power of Attorney shall be irrevocable and continue in force during my tenure as a shareholder of the Company.

Any dispute arising from the interpretation and performance of this Power of Attorney shall be governed by the provision of dispute resolution contained in the Voting Proxy Agreement.

This Power of Attorney is written in Chinese and executed in three (3) originals, with each of the Principal, the Company and the Attorney-in-Fact holding one (1) original and each original having the same legal effect.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Power of Attorney as of the date first above written.

Principal:

Xianxing HUANG

/s/ Xianxing HUANG

Signature Page to Power of Attorney

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Power of Attorney as of the date first above written.

Accepted by:

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (Seal)

/s/ Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

Signature of Legal Representative (or Authorized Representative): /s/ Yike CHEN

Acknowledged by:

Shanghai Aihui Trading Co., Ltd. (Seal)

/s/ Shanghai Aihui Trading Co., Ltd.

Legal Representative (or Authorized Representative): /s/ Yike CHEN

Signature Page to Power of Attorney